INSIDER TRADING POLICY 1 Confidential Exhibit 19.1 INSIDER TRADING POLICY of ACCELERANT HOLDINGS As amended by the Board of Directors, effective July 23, 2025 This Policy confirms procedures which all directors, officers and employees of Accelerant Holdings (the “Company”) and its subsidiaries must follow with respect to transactions in the Company’s securities including its shares, common stock, options to purchase shares, preferred shares, preferred stock, bonds and other debt securities, convertible debentures, warrants and any other types of securities the Company may issue, as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to securities of the Company (collectively referred to in this Policy as “Company Securities”). The Company will not trade in Company Securities in violation of applicable securities laws or stock exchange listing standards. This Policy is subject to modification from time to time as the Board deems necessary or advisable. Anyone subject to this Policy is encouraged to ask questions and seek any follow-up information that they may require with respect to the matters set forth in this policy. This Policy shall be interpreted by the Company’s Legal Department and as such please direct all questions to the Company’s internal legal counsel. It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also illegal to communicate (or “tip”) material, nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.” General Statement The Company’s policy, applicable to all directors, officers and employees, prohibits trading, and tipping others who may trade, when you are in possession of material, nonpublic information. Under the Company’s insider trading policy, each director, officer and employee of the Company is forbidden from: (i) trading in securities of Company when he or she is in possession of material, nonpublic information; (ii) having others trade for such person in such securities while he or she is in possession of material, nonpublic information; (iii) communicating (or “tipping”) to others confidential or nonpublic information concerning the Company or other companies; or

INSIDER TRADING POLICY 2 Confidential (iv) making an election to acquire securities of the Company pursuant to a Company employee benefit plan or arrangement (“Plan”), increasing or decreasing the amount of securities of the Company to be acquired through such Plan, or making a discretionary change as to the securities of the Company held through a Plan, when in possession of material nonpublic information. Notwithstanding the prohibition in (iv) above, an director, officer or employee may exercise stock options granted under a Plan with cash (i.e., no cashless exercise) at any time provided that any stock option exercise is not followed or accompanied by a sale of the securities to any party, other than the Company, underlying such stock option. While the general Company insider trading policy referred to and summarized above also applies to you, as a director, officer or employee, the Board of Directors believes it is appropriate that your transactions in the Company’s securities be subject to certain additional restrictions in order to reduce the risk of securities law violations. This Policy contain a discussion of insider trading and describe the special trading restrictions applicable to you and members of your immediate family (as defined herein). You must read and retain this Policy and, upon request by the Company, acknowledge your understanding of this Policy on an annual basis. 1. Prohibition Against Trading on Material Nonpublic Information During the course of your service at the Company, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company Securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material” information include: • internal financial information which departs in any way from what the market would expect • changes in premiums, commissions, sales, earnings or dividends • significant insurance or reinsurance losses, including, without limitation catastrophe losses • an important financing transaction • share subdivisions, stock splits or other transactions relating to Company Securities • mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets • major management changes • sales or purchases by the Company of its own securities

INSIDER TRADING POLICY 3 Confidential • major litigation or regulatory developments • significant process or product developments • gain or loss of a major customer or supplier • major transactions with other companies or entities, such as joint ventures or licensing agreements • the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results • a major cybersecurity incident • a Member departure from our Risk Exchange • changes to our panel of risk capital partners. Note that this list is merely illustrative and not exhaustive. “Inside” information could be material because of its expected effect on the price of the Company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the Company’s securities but restrictions on trading in the securities of other companies affected by the inside information. “Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication. Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Company Securities and the trade must occur during a Trading Window (see, Section 3). For purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, subject to the Trading Window restriction, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Company Securities until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Company Securities until Tuesday. If you are aware of material nonpublic information regarding the Company you are prohibited from trading in Company Securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are

INSIDER TRADING POLICY 4 Confidential discussed in Section 2 and Exhibit A of this Policy. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company Securities. Furthermore, if you are aware of material nonpublic information regarding the Company, you are prohibited from gifting Company Securities. Additionally, if you learn material nonpublic information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day. The policy against trading securities when in possession of material nonpublic information applies to all employees and directors of the Company as well as members of their immediate family. For purposes of this Policy, ”immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in- law, and anyone (other than domestic employees) who shares such person’s home. It also applies to former employees and directors and their family members. In addition, you and your family members may not, under any circumstances, trade options for, or sell “short,” Company Securities. 2. Rule 10b5-1 Trading Plans Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. All insiders entering into a Rule 10b5-1 trading plan must act in good faith in respect to that plan. It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan adopted in good faith provided that, without limitation (i) such plan meets the requirements of Rule 10b5-1, as summarized in Exhibit A, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 3 of this Policy, (iii) employees and directors include a representation in their Rule 10b5-1 plans that at the time of adoption or modification of the plan they are not aware of any material nonpublic information and are adopting the plan in good faith and (iv) adoption of the plan is approved in writing by a member of the Company’s Legal Department. You may not enter into more than one 10b5-1 plan at any time. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to the Company’s General Counsel pursuant to the second paragraph of Section 4 below. Additionally, insiders must report any modification or termination of a Rule 10b5-1 plan to the Company’s General Counsel on the date of such modification or termination. Following the adoption or modification of a Rule 10b5-1 plan, the first trade may not take place until after the expiration of the applicable cooling off period: (1) for the Company’s executive officers and directors, the later of (i) 90 days after adoption of the plan or (ii) two business days following disclosure of the Company’s financial results in a Form 10-Q or 10-K for the completed fiscal period in which the plan was adopted, and (2) for all other insiders, 30 days after adoption of the plan.

INSIDER TRADING POLICY 5 Confidential Only one active plan is permitted, unless an exception is approved in advance by the Company’s General Counsel, after evaluating whether any such additional plan would be permitted under Rule 10b5-1. In addition, only one single-trade plan is permitted within any consecutive 12-month period. Trades made pursuant to Rule 10b5-1 plans are subject to any applicable reporting requirements of Section 16 of the Securities Exchange Act and Rule 144 of the Securities Act of 1933, as amended, and you are responsible for ensuring that any required filings are timely made. 3. Trading Windows/Blackouts for Non-Rule 10b5-1 Trades to All Directors, Officer and Employees You, your spouse and members of your immediate family may only purchase or sell securities of the Company, including under a Company Plan except as discussed below, during four “trading windows” that occur each year. If you are a director or “Section 16 Officer” you must also pre-clear your intent to trade with the Company’s Legal Department. The four trading windows consist of the periods that begin on, and include, the second Trading Day after the day that a press release disclosing quarterly or annual earnings is issued by the Company and ends on the close of business on the 16th Trading Day prior to the end of each calendar quarter (i.e., no trading would be permitted during the last 15 Trading Days of each calendar quarter) (“Trading Window”). The periods when the Trading Window is closed are referred to as “blackout” periods. In accordance with the procedure for waivers described below, in rare circumstances a waiver may be given to allow a trade to occur during a blackout period. You may not purchase or sell any Company securities during a trading window if the Company imposes a blackout on trades during such period because of material, nonpublic developments. Although you may not know the specifics of the development, if you engaged in a trade before such development was disclosed to the public, you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such development could result in significant adverse publicity for the Company. From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which all employees, or some or all Company executive officers and directors are prohibited from trading in or gifting Company Securities. The trading restrictions set forth in this Section 3 do not apply to any trades or gifts made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans. 4. Pre-clearance; Reporting Trades In addition to complying with the prohibition on trading during scheduled and event- specific special blackout periods, the Company’s executive officers and directors must first obtain pre-clearance from the Company’s General Counsel before engaging in any transaction in Company Securities, including gifts. A request for pre-clearance should be submitted to the

INSIDER TRADING POLICY 6 Confidential General Counsel at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within 48 hours of receipt of pre- clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre- clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. We require that all executive officers and directors submit to the Company’s General Counsel a copy of any trade order or confirmation relating to the purchase, sale or gift of Company Securities on the date of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as the Company’s. 5. Hedging Transactions Hedging transactions may insulate you from upside or downside price movement in Company Securities which can result in the perception that you no longer have the same interests as the Company’s other shareholders. Accordingly, you and your family members may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments. 6. Margin Accounts and Pledging Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this, you may not hold Company Securities in a margin account nor pledge Company Securities as collateral for a loan, unless specifically approved in writing by the Company’s Group General Counsel. 7. Short-Swing Trading/Control Stock/Section 16 Reports Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144. 8. Duration of Policy’s Applicability This Policy continues to apply to your transactions in Company Securities or the securities of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of material

INSIDER TRADING POLICY 7 Confidential nonpublic information when your relationship with the Company concludes, you may not trade in Company Securities or the securities of such other company until the information has been publicly disseminated or is no longer material. * * * THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER OR GENERAL COUNSEL. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Confidential ACKNOWLEDGMENT The undersigned acknowledges that he/she has read this Insider Trading Policy and agrees to comply with the restrictions and procedures contained herein. / / Signature Date Name (Please Print)

Confidential Exhibit A Guidelines for Rule 10b5-1 Trading Plans Capitalized terms not defined herein have the meanings ascribed to them in the Company’s Insider Trading Policy To be effective, a Rule 10b5-1 trading plan must: 1. Include representations certifying that (a) you are not aware of material non-public information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws; 2. Specify the beginning and end dates for the Rule 10b5-1 trading plan; 3. Specify either (a) the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales; 4. Be established only during an open Trading Window and when you are not otherwise subject to a blackout period; 5. Be put in place only at a broker acceptable to the Company’s General Counsel; 6. Be reviewed by the Company’s General Counsel before the Rule 10b5-1 trading plan is put in place; 7. Be subsequently modified only during an open Trading Window and with approval from the Company’s General Counsel; 8. If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification; 9. If terminated before the end of its term and a new plan is put into place, be implemented only during a Trading Window unless an exception is otherwise approved in advance by the Company’s General Counsel; 10. Comply with the following “cooling-off” periods: a. For the Company’s directors and Section 16 officers, provide that no trade under a Rule 10b5-1 trading plan may occur until the later of (i) 90 days after the adoption of the plan or (ii) two business days after the filing of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or

Confidential b. For other insiders, provide that no trade may occur until 30 days after adoption of the Rule 10b5-1 trading plan; 11. Be the sole outstanding Rule 10b5-1 trading plan for such insider, unless an exception is approved in advance by the Company’s General Counsel, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and 12. Be, if such Rule 10b5-1 trading plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period. Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.